UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/25/2008

Voyager Learning Company
(Exact name of registrant as specified in its charter)

Commission File Number:  1-3246

Delaware	36-3580106
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

789 Eisenhower Parkway
P.O. Box 1346
Ann Arbor, MI 48106
(Address of principal executive offices, including zip code)

734.761.4700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On January 25, 2007, Voyager Learning Company (the "Company") entered into a series of agreements with its current landlord, Transwestern Great Lakes, LP. ("Transwestern") and ProQuest LLC (formerly known as ProQuest-CSA LLC) ("CSA") relating to certain obligations regarding the long term leases for the facilities in Ann Arbor, Michigan.

Tri-Party Agreement and Lease Termination Agreement

Pursuant to the Tri-Party Agreement entered into among the Company, CSA and Transwestern, upon the final approval from the City of Ann Arbor or March 14, 2008 whichever comes earlier, the Company will pay CSA $11 Million, a portion of which will be distributed to Transwestern for termination of the lease relating to the 777 Eisenhower Parkway, Ann Arbor, Michigan facility (the "777 Facility"). Upon the Closing Date (defined below) and pursuant to the Lease Termination Agreement, the Company will be released from any and all obligations relating to the 15 year lease the Company previously entered into for the 777 Facility. In addition, the escrow agent will insert the current date in the Second Amendment to Lease and Assignment of Lease, Sublease Termination Agreement, Lease Termination Agreement and Sublease Agreement all of which shall become effective on such date (the "Closing Date").
The foregoing summary of the Tri-Party Agreement and Lease Termination Agreement do not purport to be complete and are qualified in their entirety by reference to the copy of the Tri-Party Agreement and Lease Termination Agreement are attached hereto as Exhibits 99.1 and 99.2, respectively.

Second Amendment to Lease and Assignment of Lease

Upon payment of the funds referenced above and pursuant to the Second Amendment to Lease and Assignment of Lease entered into among the Company, CSA and Transwestern, the Company will be released from any and all obligations relating to the 15 year lease the Company previously entered into for the 789 Eisenhower Parkway, Ann Arbor, Michigan facilities (the "789 Facility"). The Company will assign all of its rights under the lease for the 789 Facility to CSA and CSA shall assume the obligations of tenant under such lease, as amended. Transwestern, as landlord has consented to such assignment.
The foregoing summary of the Second Amendment to Lease and Assignment of Lease does not purport to be complete and is qualified in its entirety by reference to the copy of the Second Amendment to Lease and Assignment of Lease attached hereto as Exhibit 99.3.

Sublease Agreement

Pursuant to a Sublease Agreement entered into between the Company and CSA, the Company will sublease certain space located in the 789 Facility. The term of such sublease (i) is for six months from the Closing Date, with month to month extensions thereafter but not past December 31, 2008, for approximately 12,620 square feet to be utilized by the Company's remaining corporate functions in such facility, and (ii) runs from the Closing Date until December 31, 2008, with semi annual extensions thereafter but not past December 31, 2010, for approximately 3,060 square feet to be utilized by the Company for certain technology related functions in the 789 Facility.
The foregoing summary of the Sublease Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Sublease Agreement attached hereto as Exhibit 99.4.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 30, 2008, pursuant to a letter agreement (the "Amendment"), Voyager Learning Company (the "Company") amended its executive compensation agreement the ("Executive Agreement") with Todd Buchardt.   Under the Executive Agreement prior to the Amendment, Mr. Buchardt was entitled to enhanced severance payments if he resigned from the Company for any reason during January 2008. The Amendment provides that Mr. Buchardt is entitled to enhanced severance payments if he resigns for any reason during the calendar year 2008. The Amendment also modifies the Exhibit D to the Executive Agreement to reflect changes that the Company has implemented regarding its benefit programs and executive compensation plans, including without limitation the termination of the Executive Deferred Compensation Plan.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the copy of the Amendment attached hereto as Exhibit 99.5.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1 Tri-Party Agreement between Voyager Learning Company, CSA, and Transwestern Great Lakes, LP.

Exhibit 99.2 Lease Termination Agreement between CSA and Transwestern Great Lakes, LP.

Exhibit 99.3 Second Amendment to Lease and Assignment of Lease between Voyager Learning Company, CSA, and Transwestern Great Lakes, LP.

Exhibit 99.3 Tri-Party Agreement between Voyager Learning Company, CSA, and Transwestern Great Lakes, LP.

Exhibit 99.5 Buchardt Executive Letter Amendment.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Voyager Learning Company

Date: January 31, 2008	By:	/s/ Todd W. Buchardt
Todd W. Buchardt
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Tri-Party Agreement
EX-99.2	Lease Termination Agreement
EX-99.3	2nd Amendment Agreement
EX-99.4	Sublease Agreement
EX-99.5	Buchardt Executive Letter Amendment